Schedule A

to Second Amended and Restated Agreement and Declaration of Trust of
American Century ETF Trust, as of June 15, 2018

Series	Date Established
American Century Diversified Corporate Bond ETF	June 27, 2017
American Century STOXX U.S. Quality Value ETF	June 27, 2017
American Century STOXX U.S. Quality Growth ETF	April 19, 2018
American Century Quality Diversified International ETF	April 19, 2018
American Century Diversified Municipal Bond ETF	April 19, 2018
American Century Growth ETF	June 15, 2018
American Century Value ETF	June 15, 2018